Exhibit 10.19

September 29, 2013

Russell Nickel

Dear Russell,

On behalf of Funko, LLC, I am pleased to offer you the position of Chief Financial Officer.

DUTIES

In your capacity as Chief Financial Officer, your principal responsibilities will be to lead all aspects of the financial operations of Funko: management, analysis and day-to-day financial functions; rendering all such strategic, managerial, administrative and other services as normally are associated with such a position. In addition, you will have direct oversight of the Company’s Human Resources and Information Technology areas.

In this role, you will function as a senior executive of the Company and be a key member of the Leadership Team.

You will report directly to the Chief Executive Officer of Funko. You will also have a strong connection with — and responsibility to — the Company’s Chairman and Fundamental Capital.

COMPENSATION

Salary    Your starting salary will be $175,000 per year, payable in accordance with Funko’s customary payroll practices, which are currently bi-weekly. As part of your annual performance evaluation, your salary will be reviewed on an annual basis.

Bonus    You will be eligible to receive an annual bonus of up to 25% of your salary, payable at the discretion of the Board of Directors. Your bonus will be based on the achievement of specific goals mutually agreed in writing with the Chief Executive Officer in consultation with Fundamental Capital. This bonus plan will include both individual and company goals, reflecting a combination of financial and managerial objectives. For 2012, your bonus will be pro-rated based on the duration of your employment in that year.

Equity Incentive Plan    In connection with the commencement of your employment, you will be granted an option to purchase up to 66,000 common units of the Company at an exercise price no less than the fair market value of the common units on the grant date. The option will be granted pursuant to, and subject to, the Company’s Option Plan and the applicable option agreement. Any common units acquired pursuant to the exercise of the option will be subject to a right of first refusal in favor of the Company and, upon the termination of your employment, the Company will have the right to repurchase such common units, generally at fair market value. This option will be subject to vesting as follows, as long as you remain employed by the Company pursuant to the terms of the agreement at the time of each vesting milestone: the first 12/48 of the units will vest on the 12-month anniversary date of your start date; and thereafter 1/48 of the units will vest on the first day of each calendar month following the anniversary date over the next 36 months. Upon the occurrence of a change-of-control event in the Company’s ownership prior to the full vesting of your options, the Company agrees to the full, equitable acceleration of the vesting of those shares.

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BENEFITS.

Benefit Plans    You will be entitled to participate in, or receive, benefits and other perquisites on a basis at least equivalent to that enjoyed generally by other employees of the Company. These benefits include participation in the Company’s medical and dental plans; and participation in the Company’s 401(k) plan.

Paid Time Off    You will be entitled to accrue vacation of 15 business days during each calendar year. Such vacation may be taken at such times as are reasonably consistent with proper performance of your duties and responsibilities. You will also be entitled to ail paid holidays given by the Company to employees generally in accordance with current policy.

EXPENSES

The Company will reimburse you for monthly expenses for your mobile telephone; your participation in the CFO Roundtable; and all reasonable out-of-pocket expenses properly incurred in the performance of your duties and in accordance with policies of the Company.

EMPLOYMENT AT-WILL

While we look forward to a long and profitable relationship, your employment will be at-will which means the employment relationship can be terminated by either of us, for any reason, at any time. Any statements or representations to the contrary (and any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or trade secrets which will he the property of the Company. To protect the interests of the company, you will need to sign a “Confidential information Agreement.” We wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employers prior to your employment at the Company, or to violate any other obligation to your former employers.

Please indicate your acceptance of this offer by signing and returning one copy to me.

Welcome to Funko!

FUNKO, LLC

Brian Mariotti

Chief Executive Officer

/s/ Russell Nickel

Russell Nickel

Date: 09/30/2013

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